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LAMSON & SESSIONS
                                                                    Exhibit 99.1

25701 Science Park Drive
Cleveland, OH  44122


FOR IMMEDIATE RELEASE


JOHN B. SCHULZE TO RETIRE AS LAMSON & SESSIONS' CHAIRMAN  & CEO

o        National search for successor underway
o        Smooth management transition seen


         CLEVELAND, Ohio, April 21, 2006 -- Lamson & Sessions (NYSE: LMS) announced today that John B. Schulze, 68, Chairman of the Board and Chief Executive Officer has informed the Board of his intention to retire as Chief Executive Officer and a director of the Company no later than next year's annual meeting. This year's annual meeting is scheduled to take place on April 28, 2006.
         The Board has engaged Heidrick & Struggles International, Inc., a leading executive search and leadership consulting firm, to conduct a national search for Schulze's replacement. To facilitate a smooth transition, Schulze plans to work through a changeover period with his successor.
         Schulze joined Lamson & Sessions as President and Chief Operating Officer in January 1988. He became Chief Executive Officer in December of the same year. He has served as a member of the Lamson & Sessions' Board since 1984. Prior to joining Lamson & Sessions, Schulze was an executive officer with White Consolidated Industries, Inc., a unit of AB Electrolux.
         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.
         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending,
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consumer confidence and general construction trends and (v) any adverse change in the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

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FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

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